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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 12, 2018

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SEC 873 (04/17)

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Item 2.02	Results of Operations and Financial Condition.

On March 14, 2018, the Registrant publicly disseminated an earnings release (the “Release”) announcing its financial results for the year and quarter ended December 31, 2017. A copy of the Release is attached as Exhibit 99.1 hereto.

The information included in the attached Exhibit 99.1 is being furnished pursuant to Item 2.02 of Form 8-K, insofar as it discloses historical information regarding the Registrant’s results of operations and financial condition as of and for the year and quarter ended December 31, 2017. In accordance with General Instructions B.2 of Form 8-K, the information in this portion of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Decision of Michael E. Marrus Not to Seek Reelection as a Director

On March 12, 2018, Michael E. Marrus, a member of the Registrant’s Board of Directors since 2007, delivered written notice to the Secretary of the Board announcing his intention not to seek reelection to his position on the Board upon expiration of his current term of office at the Registrant’s 2018 annual meeting of stockholders. Mr. Marrus indicated that this decision was not the result of any disagreement between Mr. Marrus and the Registrant on any matter relating to the Registrant’s operations, policies or practices.

2. Appointment of Dean M. Krutty as President and Chief Executive Officer

On March 12, 2018, the Registrant’s Board of Directors appointed Dean M. Krutty, who had been serving as acting chief executive officer since January 2017, as its President and Chief Executive Officer.

The following information, required to be filed in this Form 8-K, is taken largely from the Registrant’s most recent Annual Report on Form 10-K:

Biographical Information

Dean M. Krutty, 53, became our President and Chief Executive Officer in March 2018 after having served as our acting Chief Executive Officer since January 2017. Mr. Krutty became President of our Training and Simulation Division in January 2005, after having spent the prior thirteen years as a member of the FAAC management team, and was promoted to Arotech’s Senior Vice President, Operations – North America in January 2015 and Executive Vice President, Operations – North America in June 2016. He began his career at FAAC as an electrical engineer in FAAC’s part task trainer division and served as FAAC’s Director of Operations prior to becoming its President. He also has significant experience managing programs in the training and simulation industry. Mr. Krutty holds a B.S. in electrical engineering from the Michigan State University.

Employment Agreement

Mr. Krutty is party to an employment agreement with us executed in March 2017, and amended on August 30, 2017, with a term running, as extended, until December 31, 2018 (automatically extending for successive one-year terms unless either party gives 45 days’ notice of intent not to extend).

Under the terms of his employment agreement as amended, Mr. Krutty is entitled to receive a base salary of $265,000, as adjusted annually for inflation.

The employment agreement provides that if the results we actually attain in a given year are at least 100% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 20% of Mr. Krutty’s annual base salary then in effect, up to a maximum of 50% of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. Bonus targets were chosen for 2018 partly based upon 2018 budgetary forecasts and partly based on the achievement of other qualitative objectives to be established at the discretion of the Compensation Committee of the Board.

Mr. Krutty’s employment agreement provides that if we fail to renew or we terminate his agreement other than for cause (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct) or if Mr. Krutty terminates his agreement under certain circumstances (reduction in salary or responsibilities or a change in control), we must pay Mr. Krutty severance in an amount of one year’s salary. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

Item 9.01	Financial Statements and Exhibits.

As described above, the following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press release dated March 14, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AROTECH CORPORATION
(Registrant)
/s/ Yaakov Har-Oz
Name:	Yaakov Har-Oz
Title:	Senior Vice President and General Counsel
Dated:          March 14, 2018